UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2011

THE TALBOTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Identification No.)

One Talbots Drive, Hingham, Massachusetts		02043
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The Talbots, Inc. (the “Company”) announced on December 5, 2011 that Trudy F. Sullivan, President and Chief Executive Officer of the Company, will retire from the Company on the date that the Company’s Board of Directors (the “Board”) appoints a successor President and Chief Executive Officer, or such earlier date as the Board determines, which in either case will be no later than June 30, 2012 (the “Retirement Date”).

(e) The Company and Ms. Sullivan entered into a Separation Agreement, dated December 4, 2011 (the “Separation Agreement”). Ms. Sullivan will continue to serve as President, Chief Executive Officer and a member of the Board until the Retirement Date.

The Separation Agreement provides that, pursuant to Ms. Sullivan’s existing employment agreement with the Company, dated June 28, 2007, as amended June 16, 2009, she will receive the following payments and benefits following the Retirement Date: (i) cash severance of $5,000,000, which equals two times the sum of her current base salary of $1,000,000 and target bonus of $1,500,000, payable in equal installments over the 24-month period following the Retirement Date; (ii) a pro rata annual bonus for the fiscal year in which the Retirement Date occurs; (iii) continued medical, dental, disability and life insurance for up to 24 months following the Retirement Date; (iv) accelerated vesting under the Company’s Supplemental Executive Retirement Plan; (v) accelerated vesting of stock options; and (vi) 24 months of continued vesting of restricted stock. The severance payments and benefits are subject to Ms. Sullivan’s execution and nonrevocation of a release of claims against the Company. Ms. Sullivan continues to be subject to post-employment non-disclosure, non-solicitation of employees, vendors and suppliers, non-disparagement, non-competition and cooperation covenants. The Separation Agreement also contains other customary provisions.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of The Talbots, Inc. dated December 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: December 5, 2011

	By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President